Exhibit 3.1

AMENDED AND RESTATED

ARTICLES OF INCOPORATION

OF

SEMPRA ENERGY

Javade Chaudhri and Randall L. Clark certify that:

1.	They are an Executive Vice President and the Corporate Secretary, respectively, of Sempra Energy, a California corporation.

2.	The Articles of Incorporation of Sempra Energy are amended and restated to read in full as set forth on Exhibit A hereto, which is incorporated by this reference as if fully set forth herein.

3.	The amendment and restatement has been approved by the board of directors.

4.
The amendment and restatement has been approved by the required vote of shareholders in accordance with Section 902 of the California Corporations Code. The total number of outstanding shares of the corporation entitled to vote on the amendment and restatement was 262,832,118 shares of Common Stock. The number of shares voting in favor of the amendment and restatement equaled or exceeded the vote required. The percentage vote required was not less than 66 2/3% of the outstanding shares of Common Stock.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Dated: May 22, 2008

/s/ Javade Chaudhri
Javade Chaudhri
Executive Vice President

/s/ Randall L. Clark
Randall L. Clark
Secretary

Exhibit A

AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
SEMPRA ENERGY

ARTICLE I

NAME

The name of the corporation is Sempra Energy (the“Corporation”).

ARTICLE II

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of California (the “General Corporation Law”), other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

ARTICLE III

CAPITAL STOCK

1.    The total number of shares of all classes of stock that the Corporation is authorized to issue is 800,000,000, of which 750,000,000 shall be shares of common stock, no par value (“Common Stock”), and 50,000,000 shall be shares of preferred stock (“Preferred Stock”). The Preferred Stock may be issued in one or more series.

2.    The board of directors of the Corporation (the “Board”) is authorized (a) to fix the number of shares of Preferred Stock of any series; (b) to determine the designation of any such series; (c) to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series; and (d) to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any such series.

3.    Sections 502 and 503 of the General Corporation Law shall not apply to distributions on Common Stock or Preferred Stock.

ARTICLE IV

DIRECTORS

1.    Each director, including a director elected to fill a vacancy, shall hold office until the expiration of the term for which elected and until a successor has been elected and qualified. Each director elected after May 8, 2006 shall be elected to hold office until the next annual meeting of shareholders.

2.    Vacancies in the Board, including, without limitation, vacancies created by the removal of any director, may be filled by a majority of the directors then in office, whether or not less than a quorum, or by a sole remaining director.

ARTICLE V

CUMULATIVE VOTING

No shareholder may cumulate votes in the election of directors. This Article V shall become effective only when the Corporation becomes a “listed corporation” within the meaning of Section 301.5 of the General Corporation Law.

ARTICLE VI

ACTION BY SHAREHOLDERS

Unless the Board of Directors, by a resolution adopted by two-thirds of the authorized number of directors, waives the provisions of this Article in any particular circumstance, any action required or permitted to be taken by shareholders of the Corporation must be taken either at (i) a duly called annual or special meeting of shareholders of the Corporation or (ii) by the unanimous written consent of all of the shareholders.

ARTICLE VII

LIABILITY OF DIRECTORS FOR MONETARY DAMAGES:
INDEMNIFICATION OF AND INSURANCE FOR CORPORATE AGENTS

1.    The liability of the directors of the Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

2.    The Corporation shall have the power, by bylaw, agreement or otherwise, to provide indemnification of agents (as defined in Section 317 of the General Corporation Law) of the corporation to the fullest extent permissible under California law and in excess of that expressly permitted under Section 317 of the General Corporation Law, subject to the limits on such excess indemnification set forth in Section 204 of the General Corporation Law.

3.    The Corporation shall have the power to purchase and maintain insurance on behalf of any agent (as defined in Section 317 of the General Corporation Law) of the Corporation against any liability asserted against or incurred by the agent in that capacity or arising out of the agent’s status as such to the fullest extent permissible under California law and whether or not the corporation would have the power to indemnify the agent under Section 317 of the General Corporation Law or these articles of incorporation.

ARTICLE VIII

BYLAWS

The Board of Directors is expressly authorized to make, amend or repeal the bylaws of the Corporation, without any action on the part of the shareholders, except as otherwise required by the General Corporation Law, solely by the affirmative vote of at least two-thirds of the authorized number of directors. The bylaws may also be amended or repealed by the shareholders by the approval of the outstanding shares of the Corporation.

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